As filed with the Securities and Exchange Commission on November 30, 2004
Registration No. 333-120270

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anixter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	5063	94-1658138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

John A. Dul
Vice President, General Counsel and Secretary
2301 Patriot Boulevard	2301 Patriot Boulevard
Glenview, Illinois 60026-8020	Glenview, Illinois 60026-8020
(224) 521-8000	(224) 521-8000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David McCarthy
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

       Approximate date of commencement of proposed sale to public: The offer commenced, and the exchange offer prospectus and tender offer materials were sent to security holders, beginning on November 8, 2004, and the Registrant expects to commence the proposed sale pursuant to the exchange offer as soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein have been satisfied or waived.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this exchange offer prospectus may change. We may not complete the exchange offer and issue and deliver these securities until the registration statement filed with the Securities and Exchange Commission is effective. This exchange offer prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXCHANGE OFFER PROSPECTUS

Anixter International Inc.
Offer to Exchange
Up to $378,135,000 Aggregate Principal Amount at Maturity
Zero Coupon Convertible Notes due 2033
plus an Exchange Fee
for any and all outstanding
Liquid Yield OptionTM Notes due 2033
(CUSIP Nos. 035290AF2 and 035290AD7)

The Exchange Offer

          We are offering to exchange, upon the terms and subject to the conditions set forth in this exchange offer prospectus and the related letter of transmittal, our Zero Coupon Convertible Notes due 2033 plus an exchange fee for any and all of our Liquid Yield OptionTM Notes due 2033. We refer to this offer as the “exchange offer.” We refer to our Liquid Yield OptionTM Notes due 2033 as the “Old Securities” and to our Zero Coupon Convertible Notes due 2033 as the “New Securities.” On November 8, 2004, $378,135,000 aggregate principal amount at maturity of Old Securities was outstanding.

•	Upon our completion of the exchange offer, each $1,000 principal amount at maturity of Old Securities that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount at maturity of New Securities plus an exchange fee of $1.00 in cash.

•	The exchange offer will expire at 12:00 midnight, New York City time, on December 7, 2004, unless extended or earlier terminated by us.

•	You may withdraw Old Securities that you tender at any time before the exchange offer expires.

•	As explained more fully in this exchange offer prospectus, the exchange offer is subject to customary conditions, including, among other things, the effectiveness of the registration statement of which this exchange offer prospectus forms a part. We reserve the right to terminate or extend the exchange offer if any condition to the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

The New Securities

          The terms of the New Securities will be the same as the terms of the Old Securities, except that:

•	Upon conversion of a New Security (whether or not an event of default has occurred and is then continuing), we will be required to deliver an amount of cash equal to the accreted principal amount of such New Security and a number of shares of our common stock with a value (determined as described herein) equal to the amount, if any, by which the conversion value of such New Security exceeds the accreted principal amount of such New Security at the time of conversion.

•	If a holder of New Securities exercises its right to require us to purchase all or a portion of its New Securities on July 7, 2007, 2009, 2011, 2013, 2018, 2023 or 2028, we will be required to pay the specified purchase price (equal to the initial accreted principal amount plus accrued issue discount to the purchase date) in cash.

          Our common stock is listed on the New York Stock Exchange under the symbol “AXE.” On November 29, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $37.80 per share.

          We urge you to carefully read the “Risk Factors” section beginning on page 12 before you make any decision regarding the Exchange Offer.

          You must make your own decision whether to tender any Old Securities in this exchange offer and, if so, the principal amount at maturity of Old Securities to tender. None of our board of directors, Anixter International Inc., the exchange agent, the information agent, the dealer manager or any other person is making any recommendation as to whether you should tender Old Securities for exchange in the exchange offer.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this exchange offer prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

Merrill Lynch & Co.

The date of this exchange offer prospectus is November 30, 2004.

TMTrademark of Merrill Lynch & Co., Inc.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this exchange offer prospectus. You should not rely on any unauthorized information or representations. This exchange offer prospectus is an offer to exchange only the New Securities and cash offered by this exchange offer prospectus, and only under the circumstances and in those jurisdictions where it is lawful to do so. The information contained in this exchange offer prospectus and in the documents incorporated by reference in this exchange offer prospectus is current only as of the respective dates of this exchange offer prospectus and of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

          This exchange offer prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Anixter International Inc.

2301 Patriot Blvd
Glenview, Illinois 60026
Attention: Treasurer
(224) 521-8000

          In order to obtain timely delivery, you must request information no later than November 30, 2004.

i

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	What is the exchange offer?

A:	In the exchange offer, we are offering to exchange $1,000 principal amount at maturity of our newly issued Zero Coupon Convertible Notes Due 2033, which we refer to as the New Securities, plus $1.00 in cash, which we refer to the exchange fee, for each $1,000 principal amount at maturity of our currently outstanding Liquid Yield Option Notes due 2033, which we refer to as the Old Securities.

Q:	Why are you making the exchange offer?

A:	The purpose of this exchange offer is to exchange Old Securities for New Securities with certain different terms in response to the adoption by the Financial Accounting Standards Board of EITF-04-8, which will, effective December 15, 2004, change the accounting rules applicable to the Old Securities. The change to the applicable accounting rules would require us to include the common stock issuable upon conversion of the Old Securities in our fully diluted shares outstanding for purposes of calculating our diluted earnings per share. The terms of the New Securities are also intended to address proposed changes in accounting rules which would similarly require us to include in our fully diluted shares the common stock that we may issue in the event that holders of the Old Securities require us to repurchase their Old Securities on a specified purchase date.

Q:	What will I receive in exchange for my Old Securities under the exchange offer?

A:	If you tender your Old Securities in the exchange offer, you will receive, for each $1,000 in principal amount at maturity of Old Securities tendered, $1,000 in principal amount at maturity of the New Securities plus $1.00 in cash.

Q:	In what respects do the Old Securities differ from the New Securities?

A:	The terms of the New Securities will be the same as the terms of the Old Securities, except that:

•	Upon conversion of a New Security (whether or not an event of default has occurred and is then continuing), we will be required to deliver an amount of cash equal to the accreted principal amount and a number of shares of our common stock with a value (determined as described herein) equal to the amount, if any, by which the conversion value of such New Security exceeds the accreted principal amount of such New Security at the time of conversion.

•	If a holder of New Securities exercises its right to require us to purchase all or a portion of its New Securities on July 7, 2007, 2009, 2011, 2013, 2018, 2023 or 2028, we will be required to pay the specified purchase price (equal to the initial accreted principal amount plus accrued issue discount to the purchase date) in cash.

Q:	Who can participate in the exchange offer?

A:	Any holder of Old Securities may exchange some or all of their Old Securities for New Securities and the exchange fee pursuant to the exchange offer.

Q:	How do I tender my Old Securities in the exchange offer?

A:	To tender Old Securities, The Bank of New York, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old Securities and either an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this exchange offer prospectus or a properly completed letter of transmittal. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this exchange offer prospectus as though you had signed the letter of transmittal.

If you wish to tender Old Securities that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

Q:	How long will the exchange offer remain open?

A:	The exchange offer will expire at midnight, New York City time, on December 7, 2004, unless we extend or terminate it.

Q:	How will I be notified if the exchange offer is extended?

A:	If we decide to extend the exchange offer, we will notify the exchange agent. We also will publicly announce any extension by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer.

Q:	If I tender my Old Securities, when will I receive my New Securities and the exchange fee?

A:	If you validly tender your Old Securities in the exchange offer, and provided that all conditions to the exchange offer are met or, if permitted, waived, you will receive the New Securities and the exchange fee promptly after the expiration date of the exchange offer.

Q:	May I tender a portion of the Old Securities that I hold?

A:	Yes. You do not have to tender all of the Old Securities that you hold in order to participate in this exchange offer.

Q:	May I revoke my tender of Old Securities at any time?

A:	Yes. You may validly withdraw Old Securities that you tender at any time prior to the expiration date of the exchange offer, which is 12:00 midnight, New York City time, on December 7, 2004, unless we extend it. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal prior to the expiration date, or if the Old Securities have not been previously accepted by us, after the 40th business day from November 8, 2004. If you hold Old Securities through a broker, dealer, commercial bank, trust company or other nominee, you must direct such nominee to revoke the tender of your Old Securities.

Q:	Is the exchange offer conditioned upon a minimum number of your Old Securities being tendered in the exchange offer?

A:	No. We are offering to exchange any and all of the outstanding Old Securities.

Q:	What happens if I do not tender my Old Securities in the exchange offer?

A:	You will keep your Old Securities. However, if a sufficiently large number of our Old Securities do not remain outstanding after the exchange offer, the trading market for our Old Securities may be less liquid.

Q:	What should I do if I have additional questions about the exchange offer?

A:	If you need additional copies of the exchange offer materials, or otherwise need assistance in connection with the exchange offer, please contact the information agent at its address and telephone number specified on the back cover of this exchange offer prospectus. If you have any questions about the exchange offer, please contact the dealer manager at its address and telephone number specified on the back cover of this exchange offer prospectus.

SUMMARY

          This summary contains basic information that is important to you in deciding whether to participate in the exchange offer. This summary is not complete and does not contain all of the information that you should consider when making a decision regarding the exchange offer. You should carefully read this entire exchange offer prospectus, including “Risk Factors” and the information that we incorporate by reference, before making a decision to participate in the exchange offer. Except as otherwise stated, when used in this exchange offer prospectus, the terms “Anixter,” “we,” “our” and “us” refer to Anixter International Inc. and its subsidiaries.

Anixter International

          We are the leading global distributor of data, voice, video and security network communication products. In addition, we are the largest North American distributor of specialty wire and cable products. As the result of our purchases of the operations and assets of Distribution Dynamics, Inc. and Pentacon, Inc. and the purchase of 100% of the stock of Walters Hexagon Group Limited, we are also a leading distributor of “C” class inventory components, including screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, many of which are specialized or highly engineered for particular applications.

          We are an industry leader in the provision of advanced inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange, to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production efficiencies. Inventory management services are frequently provided under customer contracts for some period in excess of one year and include the interfacing of Anixter and customer information systems and the maintenance of dedicated distribution facilities.

          Our customers include international, national, regional, and local companies that include end users of our products, installers and resellers of our products and original equipment manufacturers who use our products as a component of their end product. Customers for our products cover all industry groups, including manufacturing, telecommunications, internet service, finance, education, health care, transportation, utilities and government as well as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors.

          Our principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

The Exchange Offer

          The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this exchange offer prospectus titled “The Exchange Offer,” “Description of the New Securities,” and “Description of Capital Stock.”

Purpose of the Exchange Offer	The purpose of this exchange offer is to exchange Old Securities for New Securities with certain different terms in response to the adoption by the Financial Accounting Standards Board of EITF-04-8, which will, effective December 15, 2004, change the accounting rules applicable to the Old Securities. The change to the applicable accounting rules would require us to include the common stock issuable upon conversion of the Old Securities in our fully diluted shares outstanding for purposes of calculating our diluted earnings per share. The terms of the New Securities are also intended to address proposed changes in accounting rules which would similarly require us to include in our fully diluted shares the common stock that we may issue in the event that holders of the Old Securities require us to repurchase their Old Securities on a specified purchase date. For a more detailed description of these changes, see “Material Differences Between the Old Securities and New Securities.”

The Exchange Offer	We are offering to exchange $1,000 principal amount at maturity of New Securities and an exchange fee of $1.00 in cash for each $1,000 principal amount at maturity of Old Securities validly tendered and accepted for exchange.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on December 7, 2004, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend the exchange offer, we will notify the exchange agent. We also will publicly announce any extension by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer.

Source of Cash to be Paid in the Exchange Offer	We intend to fund the cash component of the consideration from our available cash.

Conditions to Exchange Offer	The exchange offer is conditioned upon:

• The effectiveness of the registration statement of which this exchange offer prospectus forms a part;

• The accuracy of representations and warranties, and the compliance with certain covenants, contained in the dealer manager agreement, in each case, as of the expiration of the exchange offer; and

• The other closing conditions described in “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Exchange	To tender Old Securities, The Bank of New York, the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old Securities and either an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this exchange offer prospectus or a properly completed letter of transmittal. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this exchange offer prospectus as though you had signed the letter of transmittal.

If you wish to tender Old Securities that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

Please see pages 22 through 24 for instructions on how to exchange your Old Securities.

Withdrawal of Tenders	You may withdraw previously tendered Old Securities at any time prior to the expiration date of the exchange offer, or if not previously accepted by us, after the expiration of 40 business days from November 8, 2004.

Acceptance of Old Securities	We will accept any and all Old Securities validly tendered and not withdrawn as of the expiration date of the exchange offer and will issue the New Securities promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange offer prospectus and the related letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer. If we decide for any reason not to accept any Old Securities tendered for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Amendment of the Exchange Offer	We reserve the right to amend the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

No Appraisal Rights	No appraisal rights are available to holders of Old Securities in connection with the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Old Securities that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Securities will not result in any cash proceeds to us.

Taxation	The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New Securities are unclear. We will take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of an exchange fee will not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. Our position is based upon the opinion of our tax counsel, Schiff Hardin LLP, that the exchange should not constitute a significant modification of the Old Securities for U.S. federal tax purposes. If, consistent with our position and the opinion of our tax counsel, there is no significant modification of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ.

Please see “Material United States Federal Income Tax Consequences” beginning on page 44.

Old Securities Not Tendered or Accepted for Exchange	Old Securities not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. If a sufficiently large principal amount at maturity of Old Securities do not remain outstanding after the exchange offer, the trading market for the remaining outstanding Old Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Old Securities.

Broker Commissions	You are not required to pay any brokerage commissions to the dealer manager. If your Old Securities are held through a broker or other nominee who tenders the Old Securities on your behalf (other than those tendered through the dealer manager), your broker may charge you a commission for doing so.

Market Trading	Our common stock is listed on the New York Stock Exchange under the symbol “AXE.” On November 29, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $37.80 per share.

Dealer Manager	Merrill Lynch, Pierce, Fenner & Smith Incorporated is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange offer prospectus.

Exchange Agent	The Bank of New York is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange offer prospectus.

Information Agent	Morrow & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange offer prospectus.

Material Differences Between the Old Securities And New Securities

          The material differences between the Old Securities and New Securities are illustrated in the table below. The table below is qualified in its entirety by the information contained in this exchange offer prospectus and the documents governing the Old Securities and the New Securities, copies of which have been filed as exhibits to the registration statement of which this exchange offer prospectus forms a part. For a more detailed description of the New Securities, see “Description of the New Securities.”

	Old Securities	New Securities

Notes Offered	$378,135,000 aggregate principal amount at maturity of Old Securities issued July 7, 2003 and due July 7, 2033.	Up to $378,135,000 aggregate principal amount at maturity of New Securities.
	On July 7, 2003, each Old Security was issued at a price of $380.16 per Old Security and a principal amount at maturity of $1,000.	The initial accreted principal amount per New Security will be deemed to equal the accreted principal amount per Old Security on the date the New Security is issued (the “exchange date”).

	Old Securities	New Securities

Settlement Upon Conversion	If the conditions for conversion are satisfied, a holder may convert each $1,000 principal amount at maturity of Old Securities into 13.5584 shares of our common stock, subject to adjustment. Upon conversion, we have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock, provided, however, if an event of default under the Indenture has occurred and is continuing, we are required to deliver common stock.	If the conditions for conversion are satisfied, a holder may convert each $1,000 principal amount at maturity of New Securities into cash and common stock having a value equal to 13.5584 shares of our common stock, subject to adjustment. Upon conversion, we will be required to deliver (whether or not an event of default has occurred and is then continuing), for each $1,000 principal amount at maturity of New Securities:

• cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate multiplied by the average sale price of our common stock for the five consecutive trading days immediately following the conversion date (the “settlement stock price”); and

• a number of shares of our common stock equal to (x) the conversion rate multiplied by the settlement stock price, minus (y) the cash amount, all divided by (z) the settlement stock price.

Purchase of New Securities by Anixter at the Option of the Holder
	We have the option to satisfy all or a portion of the purchase price of Old Securities that the holders require us to purchase (other than purchases in connection with a change in control) with our common stock, with the number of shares to be delivered being equal to (a) the amount of cash to which the holders are otherwise entitled to receive (or, if less, the portion of such amount that we have elected to settle with common stock), divided by (b) the market price of our common stock. Notwithstanding the foregoing, it is our intention to satisfy all of the purchase price of Old Securities that holders require us to purchase in cash.	We will be required to satisfy all of the purchase price of New Securities that holders require us to purchase in cash.

The New Securities

New Securities	Up to $378,135,000 aggregate principal amount at maturity of Zero Coupon Convertible Notes due 2033. We will not pay interest on the New Securities prior to maturity, unless contingent interest becomes payable as described below. Each New Security has a principal amount at maturity of $1,000.

Maturity of New Securities	July 7, 2033.

Yield to Maturity of New Securities	3.25% per year (computed on a semi-annual bond equivalent basis) excluding any contingent interest.

Ranking	The New Securities are our unsecured and unsubordinated obligations and rank (i) equally in right of payment to all our existing and future unsecured and unsubordinated indebtedness and (ii) effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of October 1, 2004, we had approximately $216 million of indebtedness outstanding (none of which was secured indebtedness), excluding indebtedness of our subsidiaries.

In addition, we are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. Because claims by creditors of those subsidiaries would be senior to our equity interests in such subsidiaries, our indebtedness, including the New Securities, is structurally subordinated to the claims of such creditors. As of October 1, 2004, our consolidated subsidiaries had approximately $775 million in total liabilities, including $244 million in debt.

Issue Discount	We are issuing each New Security at an initial accreted principal amount equal to the amount of the accreted principal amount of an Old Security on the exchange date and significantly below the principal amount of a New Security at maturity. The difference between the initial accreted principal amount and the principal amount at maturity of a New Security is referred to as issue discount. This issue discount accrues daily at a rate of 3.25% per year beginning on the exchange date, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. We will take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities. Accordingly, because the Old Securities are, and the New Securities will be, subject to special rules applicable to contingent payment debt obligations, the accrual of interest income based on a comparable yield, also referred to as “original issue discount,” as calculated for United States federal income tax purposes, will significantly exceed the accrued issue discount. See “Material United States Federal Income Tax Consequences.”

Conversion Rights	If the conditions for conversion are satisfied, a holder may convert each $1,000 principal amount at maturity of New Securities into cash and common stock having a value equal to 13.5584 shares of our common stock, subject to adjustment. Upon conversion, we will be required to deliver (whether or not an event of default has occurred and is continuing), for each $1,000 principal amount at maturity of New Securities:

• cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate multiplied by the average sale price of our common stock for the five consecutive trading days immediately following the conversion date (the “settlement stock price”); and

• a number of shares of our common stock equal to (x) the conversion rate multiplied by the settlement stock price, minus (y) the cash amount, all divided by (z) the settlement stock price.

In addition, we will pay cash for all fractional shares of common stock.

The conversion rate will be adjusted for reasons specified in the indenture but will not be adjusted for accrued issue discount. Upon conversion, a holder will not receive any cash payment representing accrued issue discount, contingent interest or accrued tax original issue discount. Instead, such amounts will be deemed paid by the cash and shares of common stock, if any, received by the holder on conversion. See “Description of New Securities — Conversion Rights.”

Holders may surrender New Securities for conversion if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding quarter. The accreted conversion price per share as of any day will equal the initial accreted principal amount and accrued issue discount to that day, divided by the conversion rate on that day.

Holders may also surrender New Securities for conversion at any time when (i) the credit rating assigned to the New Securities is B3 or lower by Moody’s Investors Service (“Moody’s”), B+ or lower by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), or B+ or lower by Fitch, Inc. (“Fitch”) or (ii) the New Securities are no longer rated by either Moody’s or Standard & Poor’s or the credit rating assigned to the New Securities has been suspended or withdrawn by either Moody’s or Standard & Poor’s.

New Securities or portions of New Securities in integral multiples of $1,000 principal amount at maturity called for redemption may also be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make certain distributions to our shareholders or if we are a party to certain consolidations, mergers or binding share exchanges, New Securities may be surrendered for conversion as provided in “Description of the New Securities — Conversion Rights.” The ability to surrender New Securities for conversion will expire at the close of business on July 6, 2033.

Contingent Interest	We will pay contingent interest to the holders of New Securities during any six-month period from July 8 to January 7 or January 8 to July 7, commencing after July 7, 2011, if the average market price of a New Security for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals 120% or more of the sum of the initial accreted principal amount and accrued issue discount for such New Securities as of the day immediately preceding such six-month period.

The contingent interest payable per New Security in respect of any six-month period in which contingent interest is payable will equal an annual rate of .25% of the average market price of a New Security for the five trading day measurement period.

Contingent interest, if any, will accrue and be payable on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

U.S. Federal Income Tax Consequences	The U.S. federal income tax consequences of the ownership and disposition of the New Securities are unclear. We will take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. If, consistent with our position and the opinion of our tax counsel, there is no significant modification of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. See “Material United States Federal Income Tax Consequences” for more information.

Redemption of New Securities at the Option of Anixter	We may redeem all or a portion of the New Securities for cash at any time on or after July 7, 2011 at the redemption prices set forth in “Description of the New Securities — Redemption of New Securities at the Option of Anixter.”

Purchase of New Securities by Anixter at the Option of the Holder	Holders may require us to purchase all or a portion of their New Securities:

• on July 7, 2007 at a price equal to $432.48 per New Security;

• on July 7, 2009 at a price equal to $461.29 per New Security;

• on July 7, 2011 at a price equal to $492.01 per New Security;

• on July 7, 2013 at a price equal to $524.78 per New Security;

• on July 7, 2018 at a price equal to $616.57 per New Security;

• on July 7, 2023 at a price equal to $724.42 per New Security; and

• on July 7, 2028 at a price equal to $851.13 per New Security.

In each case, such price includes accrued issue discount to the purchase date. We will pay the purchase price in cash. See “Description of the New Securities — Purchase of New Securities by Anixter at the Option of the Holder.”

Change in Control	Upon a change in control of Anixter occurring on or before July 7, 2011, each holder may require us to purchase all or a portion of such holder’s New Securities for cash at a price equal to 100% of the initial accreted principal amount for such New Securities plus accrued issue discount to the date of purchase. See “Description of the New Securities — Change in Control Permits Purchase of New Securities by Anixter at the Option of the Holder.”

Sinking Fund	None.

DTC Eligibility	The New Securities will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of New Securities — Book-Entry System.”

RISK FACTORS

          You should consider carefully the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this exchange offer prospectus before deciding whether to participate in the exchange offer.

Risks Related to the New Securities

Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the New Securities.

          The New Securities are obligations exclusively of Anixter International Inc. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the New Securities, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

          Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the New Securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us are subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Certain debt agreements entered into by our subsidiaries contain various restrictions, including restrictions on payments to us. We have guaranteed substantially all of the debt of our consolidated subsidiaries.

          Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the New Securities to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The New Securities do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

          As of October 1, 2004, our consolidated subsidiaries had approximately $775 million in total liabilities, including $244 million in debt, to which the New Securities would have been structurally subordinated as described above.

Our debt agreements could impose restrictions on our business.

          Our debt agreements contain numerous financial and operating covenants that limit our discretion with respect to certain business matters. These covenants restrict our ability to incur additional indebtedness, to pay dividends and other distributions, and to merge or consolidate with other entities.

We may not have the funds necessary to deliver cash upon a conversion of New Securities, or to purchase New Securities at the option of the holders or upon a change in control.

          Upon conversion, we must deliver cash up to the accreted principal amount of the New Securities. In addition, on July 7, 2007, 2009, 2011, 2013, 2018, 2023 and 2028, holders of New Securities may require us to purchase their New Securities for cash. However, it is possible that we would not have sufficient funds to deliver cash upon conversion or to make a required purchase of New Securities or that restrictions in our other indebtedness would not allow those purchases. See “Description of New Securities — Purchase of New Securities by Anixter at the Option of the Holder” and “— Conversion Rights.”

          Upon the occurrence of specific kinds of change in control events occurring on or before July 7, 2011, holders of New Securities may also require us to purchase all or a portion of their New Securities. However, it is possible that upon a change in control we would not have sufficient funds to make the required purchase of New Securities or that restrictions in our other indebtedness would not allow those purchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change in control” under the indenture. See “Description of New Securities — Change in Control Permits Purchase of New Securities by Anixter at the Option of the Holder.” We are subject to similar change in control provisions in the indenture governing our zero coupon convertible senior notes that were issued in June 2000.

          In addition, our principal operating subsidiary, Anixter Inc., is subject to change of control provisions, with respect to both Anixter International Inc. and Anixter Inc., in its bank credit agreement. Under the bank credit agreement, if certain change of control events (which may not constitute a “change in control” under the indenture governing the New Securities) occur, it would constitute an event of default thereunder. It is possible that Anixter Inc. will not have sufficient funds to repay the bank indebtedness in such event. It is also possible that contractual restrictions or the terms of other indebtedness will not allow such payments. In addition, if the New Securities are subject to repurchase, the New Securities will be structurally subordinated to any required repayment under the bank credit agreement.

You should consider the United States federal income tax consequences of owning New Securities.

          We will take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes, and that the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. For example, a holder could be required to include in income each year amounts substantially in excess or substantially less than amounts required to be accrued with respect to the Old Securities. See “Material United States Federal Income Tax Consequences” for more information.

          Without regard to whether the exchange of Old Securities for New Securities constitutes a significant modification, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Securities, the conversion rate of the New Securities is increased, there is a significant risk that such increase may be deemed to be the payment of a taxable dividend to holders of the New Securities. See “Material United States Federal Income Tax Consequences” for more information.

An active trading market for the New Securities may not develop.

          We cannot assure you that an active trading market will develop for the New Securities. If an active trading market does develop for the New Securities, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, the price of our common stock, its and our performance and other factors.

Risks Related to the Exchange Offer

The United States federal income tax consequences of the exchange of the Old Securities for the New Securities are unclear.

          The U.S. federal income tax consequences of the exchange offer are unclear. We will take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of the exchange fee will not constitute a significant modification of the Old

Securities for tax purposes. That position, however, is subject to considerable uncertainty and could be challenged by the IRS. If, consistent with our position, there is no significant modification of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. For example, under one possible alternative characterization, a holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the New Securities received in the exchange over the holder’s adjusted tax basis in the Old Securities (which excess is likely to be substantial in the case of a holder who purchased the Old Securities in the initial offering). See “Material United States Federal Income Tax Consequences” for more information.

          We intend to treat payment of the exchange fee as ordinary income to holders participating in the exchange offer and to report such payments to holders and the IRS for information purposes in accordance with such treatment. Therefore, the receipt of the exchange fee by a Non-U.S. Holder (as defined in “Material United States Federal Income Tax Consequences”) participating in the exchange offer may be subject to U.S. federal withholding tax. See “Material United States Federal Income Tax Consequences” for more information.

If you do not exchange your Old Securities, the Old Securities you retain may become less liquid as a result of the exchange offer.

          If a significant number of Old Securities are exchanged in the exchange offer, the liquidity of the trading market for the Old Securities, if any, after the completion of the exchange offer may be substantially reduced. Any Old Securities exchanged will reduce the aggregate principal amount at maturity of Old Securities outstanding. As a result, the Old Securities may trade at a discount to the price at which they would trade if the transactions contemplated by this exchange offer prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Securities will exist or be maintained and we cannot assure you as to the prices at which the Old Securities may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Securities in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Securities.

          We are not making a recommendation as to whether holders of the Old Securities should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Securities for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Securities that the value of the New Securities received in the exchange offer will in the future equal or exceed the value of the Old Securities tendered and we do not take a position as to whether you should participate in the exchange offer.

Risks Related to Our Business

A change in sales strategy by our suppliers could adversely affect our sales or earnings.

          Most of our agreements with suppliers are terminable by either party on short notice for any reason. We currently source products from approximately 3,000 suppliers. However, approximately 34% of our dollar volume purchases in 2003 was from our five largest suppliers. If any of these suppliers changed its sales strategy to reduce its reliance on distribution channels, or decided to terminate its business relationship with us, our sales and earnings could be adversely affected until we were able to establish relationships with suppliers of comparable products. Although we believe our relationships with these key suppliers is good, they could change their strategies as a result of a change in control, expansion of their direct sales force, changes in the marketplace or other factors beyond our control.

Our foreign operations are subject to political, economic and currency risks.

          We derive approximately 34% of our revenues from sales outside of the United States. Economic and political conditions in some of these markets may adversely affect our results of operations, cash flows and financial condition for our business activities in these markets. Our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, and different legal, tax, accounting and regulatory requirements.

We have risks associated with inventory.

          We must identify the right product mix and maintain sufficient inventory on hand to meet customer orders. Failure to do so could adversely affect our sales and earnings. However, if circumstances change (for example, an unexpected shift in market demand, pricing or customer defaults) there could be a material impact on the net realizable value of our inventory. To guard against inventory obsolescence, we have negotiated various return rights and price protection agreements with certain key suppliers. We also maintain an inventory valuation reserve account against diminution in the value or salability of our inventory. However, there is no guaranty that these arrangements will be sufficient to avoid write-offs in excess of our reserves in all circumstances.

Our common stock price historically has been volatile.

          The price of our common stock has fluctuated, and may continue to fluctuate, significantly in response to our operating performance and the performance of other similar companies; news announcements relating to us, our industry or our competitors, vendors or customers; changes in earnings estimates or recommendations by research analysts; changes in general economic conditions; and other developments affecting us or our industry, including our competitors, vendors and customers. The concentration of ownership of our common stock by a small number of holders may result in additional volatility. As a result of such concentration, from time to time, the volume of our stock traded in relation to the number of outstanding shares has been low, which can magnify price changes.

Our operating results are affected by commodity prices.

          Our recent operating results have been favorably affected by the rise in commodity prices, primarily petrochemicals and copper, which are components in some of the products we sell. As our purchase costs with suppliers increase to reflect higher commodity prices, our mark-up to customers remains relatively constant, resulting in higher sales revenue and gross profit. In addition, existing inventory purchased at lower prices and sold as prices increase favorably affects our results. However, a decrease in commodity prices in a short period of time would have the opposite effect, negatively affecting our results.

We have risk associated with the integration of acquired businesses.

          Our recent growth in sales and earnings is attributable to a combination of internal growth and acquisitions. In connection with acquisitions, it will be necessary for us to create a cohesive business from the various acquired properties. To do this will require the establishment of a common management team to guide the acquired businesses, the conversion of numerous information systems to a common operating system, the establishment of a brand identity for the acquired businesses, the streamlining of the operating structure to optimize efficiency and customer service and a reassessment of the inventory and supplier base to insure the availability of products at competitive prices. No assurance can be given that these various actions can be completed without disruption to the business, that the various actions can be completed in a short period of time or that anticipated improvements in operating performance can be achieved.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This exchange offer prospectus may contain various “forward-looking statements” which can be identified by the use of forwarding-looking terminology such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “estimates,” “plans,” “projects,” “should,” “may” or similar expressions, including the negative thereof, or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. Such statements are subject to a number of factors that could cause Anixter’s actual results to differ materially from what is indicated in this exchange offer prospectus. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors, risks associated with the integration of recently acquired companies, and other factors identified in the exchange offer prospectus under the section “Risk Factors.”

          We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

          We will not receive any proceeds from the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						Nine Months
	Fiscal Year Ended					Ended

	Dec. 31,	Dec. 29,	Dec. 28,	Jan. 3,	Jan. 2,	Oct. 3,	Oct. 1,
	1999	2000	2001	2003	2004	2003	2004

Ratio of earnings to fixed charges(1)	2.44	3.18	1.72	2.93	3.13	2.85	4.61

(1)	Earnings represent income before taxes, excluding equity investment income relating to Anixter Receivables Corporation, plus fixed charges. Fixed charges consist of (i) interest on all indebtedness and amortization of debt discount and deferred financing fees, (ii) capitalized interest and (iii) interest factor attributable to rentals. As a result of our adoption of Statement of Financial Accounting Standards No. 145 on January 4, 2003, any gain or loss from the extinguishment of debt is classified as income or loss from continuing operations rather than as an extraordinary item. As a result, the earnings in the above ratio for the fiscal year ended January 3, 2003 and prior periods have been revised to include any loss on extinguishment of debt.

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data presented below as of December 31, 1999, December 29, 2000, December 28, 2001, January 3, 2003, and January 2, 2004, and for each of the years then ended, are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, and are incorporated by reference into this exchange offer prospectus. The selected consolidated financial data presented below as of October 3, 2003 and October 1, 2004 and for the 39 weeks ended October 3, 2003 and October 1, 2004 are derived from our unaudited consolidated financial statements which are incorporated by reference into this exchange offer prospectus and which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. These results are not necessarily indicative of results to be expected for any future period.

	Fiscal Year Ended					39 Weeks Ended

	Dec. 31,	Dec. 29,	Dec. 28,	Jan. 3,	Jan. 2,	Oct. 3,	Oct. 1,
	1999	2000	2001	2003*	2004*	2003	2004

	(in millions, except per share amounts)

Selected Income Statement Data

Net sales	$2,712.0	$3,514.4	$3,144.2	$2,520.1	$2,625.2	$1,960.4	$2,426.9

Operating income(a)(b)	112.8	189.8	102.0	87.7	92.3	67.2	96.6

Interest expense and other, net(c)	(34.6)	(55.2)	(43.8)	(15.2)	(12.8)	(10.6)	(17.3)

Extinguishment of debt(d)	—	—	(5.5)	(0.7)	(6.6)	(6.2)	(0.7)

Income from continuing operations(a)(e)	69.7	78.7	30.3	43.1	41.9	28.8	48.0

Income from discontinued operations	54.5	—	—	—	—	—	—

Extraordinary gain, net(f)	—	—	—	—	—	—	4.1

Net income	124.2	78.7	30.3	43.1	41.9	28.8	52.1

Basic income per share:

Continuing operations(a)(e)	$1.86	$2.15	$0.83	$1.17	$1.15	$0.79	$1.30

Net income(a)(e)(f)	$3.31	$2.15	$0.83	$1.17	$1.15	$0.79	$1.42

Diluted income per share:

Continuing operations(a)(e)	$1.83	$2.03	$0.80	$1.13	$1.13	$0.77	$1.23

Net income(a)(e)(f)	$3.26	$2.03	$0.80	$1.13	$1.13	$0.77	$1.33

Dividend per common share	$—	$—	$—	$—	$—	$—	$1.50

Weighted-average diluted shares	38.1	40.9	37.8	38.0	37.2	37.3	39.7

Book value per common share							$17.91

Selected Balance Sheet Data

Total assets	1,434.7	1,686.0	1,198.8	1,226.0	1,371.4	1,316.9	1,681.7

Total debt	468.0	451.9	241.1	195.1	239.2	240.9	435.9

Stockholders’ equity	456.4	554.9	563.1	634.8	690.8	661.0	711.2

Other Financial Data

Working capital	643.5	687.6	476.3	462.5	562.7	479.3	806.9

Capital expenditures	13.8	22.6	22.0	16.9	25.9	23.5	11.6

Depreciation and amortization	26.5	36.6	47.1	35.4	33.2	24.6	25.9

*	In the third quarter of 2003, we purchased 100% of the stock of Walters Hexagon Group Limited (“Walters Hexagon”) for $42.7 million, inclusive of legal and advisory fees. On September 20, 2002, we completed the purchase of the operations and assets of Pentacon, Inc. (“Pentacon”) for $111.4 million, including transaction-related costs. In June of 2004, we purchased substantially all of the assets and operation of Distribution Dynamics, Inc. (“DDI”) for $33.3 million inclusive of legal and advisory fees. The acquisitions were accounted for as purchases and the results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition. DDI’s operations in 2004, Walter Hexagon’s operations in 2003 and Pentacon’s operations in 2002 were not significant to us. In 2004, Walters Hexagon contributed sales and operating income of $78.4 million and $3.0 million, respectively. In 2004 and 2003, Pentacon contributed sales of $167.7 million and $142.1 million, respectively, operating income of $4.8 million and $3.6 million, respectively.

(a)	Includes the following non-recurring items: the 39 weeks ended October 1, 2004 operating income includes an impairment charge of $1.8 million ($0.03 per diluted share) to write-down to fair value the value assigned to the Pentacon name when it was acquired in 2002; 2001 includes a restructuring charge of $31.7 million ($0.50 per diluted share) associated with reducing its workforce, closing or consolidating certain facilities and exiting the Korean market. Additionally, 2001, 2000 and 1999 include goodwill amortization of $9.0 million ($0.24 per diluted share), $8.4 million ($0.20 per diluted share) and $7.4 million ($0.19 per diluted share), respectively; 1999 includes a charge of $3.0 million ($0.05 per diluted share) for restructuring Latin America operations.

(b)	Operating income for the 39 weeks ended October 1, 2004 and fiscal years ended 2001, 2000 and 1999 would have been $98.4 million, $142.7 million, $198.2 million and $123.2 million, respectively, if the non-recurring items described in footnote (a) were excluded therefrom.

(c)	In the fourth quarter of 2000, the Company incurred an $8.8 million charge ($0.12 per diluted share) relating to the discount on the initial non-recourse sale of accounts receivable to an unconsolidated wholly owned special purpose corporation in connection with an accounts receivable securitization program.

(d)	2001 and 2002 have been restated to reflect our adoption of Statement of Financial Accounting Standards No. 145.

(e)	Includes a gain of $24.3 million ($0.64 per diluted share) recorded in 1999 from the reversal of certain tax liabilities associated with completing Internal Revenue Service audits for a number of open years.

(f)	Includes an extraordinary gain of $4.1 million ($0.11 per diluted share) recorded in 2004, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          Our common stock is traded on the NYSE under the symbol “AXE.” The following table sets forth for the fiscal quarters indicated the high and low closing sales prices for our common stock as reported on the NYSE Composite Tape. The last reported sale of our common stock on November 29, 2004 was $37.80 per share.

	High	Low

Year Ended January 3, 2003

First Quarter	$30.68	$25.87

Second Quarter	31.25	22.03

Third Quarter	24.65	20.39

Fourth Quarter	25.24	18.95
Year Ended January 2, 2004

First Quarter	$25.02	$21.31

Second Quarter	24.72	21.25

Third Quarter	24.39	21.03

Fourth Quarter	25.95	22.40
Year Ended December 31, 2004

First Quarter	$30.55	$26.85

Second Quarter	34.03	28.42

Third Quarter	36.40	31.71

Fourth Quarter (Through November 29, 2004)	38.96	35.42

          As of November 1, 2004, there were approximately 37,265,680 shares of common stock outstanding and approximately 3,306 holders of record.

          Payment of dividends is at the discretion of our board of directors. On February 11, 2004, the Company’s Board of Directors declared a special dividend of $1.50 per common share, or $55.8 million, as a return of excess capital to shareholders. On March 31, 2004, the Company paid $55.1 million of the dividend to shareholders of record as of March 16, 2004. In addition, as required by the plan documents, the remaining dividend of $0.7 million was accrued at October 1, 2004 for payments on the vesting date to holders of the employee stock units and restricted stock.

          Our subsidiaries’ debt agreements contain financial covenants that restrict their ability to pay dividends and other distributions to us, which in turn could limit our ability to pay dividends to our shareholders.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

          The purpose of this exchange offer is to exchange Old Securities for New Securities with certain different terms in response to the adoption by the Financial Accounting Standards Board of EITF-04-8, which will, effective December 15, 2004, change the accounting rules applicable to the Old Securities. The change to the applicable accounting rules would require us to include the common stock issuable upon conversion of the Old Securities in our fully diluted shares outstanding for purposes of calculating our diluted earnings per share. The terms of the New Securities are also intended to address proposed changes in accounting rules which would similarly require us to include in our fully diluted shares the common stock that we may issue in the event that holders of the Old Securities require us to purchase their Old Securities on a specified purchase date.

Securities Subject to the Exchange Offer

          We are offering, upon the terms and subject to the conditions set forth in this exchange offer prospectus and the related letter of transmittal, to exchange $1,000 principal amount at maturity of New Securities and an exchange fee of $1.00 in cash for each $1,000 principal amount at maturity of validly tendered and accepted Old Securities. We are offering to exchange any and all of the Old Securities.

Expiration Date

          For purposes of the exchange offer, the term “expiration date” shall mean 12:00 midnight, New York City time, on December 7, 2004, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is so extended.

Source of Cash to be Paid in the Exchange Offer

          If all of the outstanding Old Securities are validly tendered and accepted for exchange by us, we will pay an aggregate of $378,135 in cash. We intend to fund the cash component of the exchange offer consideration from our available cash.

Conditions to the Exchange Offer

          The exchange offer is subject to the following conditions that we may not waive and that must be satisfied on or before the expiration date of the exchange offer:

•	the registration statement of which this exchange offer prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or, to our knowledge, be contemplated or threatened by the SEC;

•	the satisfaction of the following conditions set forth in the dealer manager agreement and the compliance with certain covenants contained in the dealer manager agreement, in each case, as of the expiration date of the exchange offer (any of which may be waived by the dealer manager in its sole discretion):

•	the accuracy in all material respects of the representations and warranties made by us in the dealer manager agreement;

•	the delivery by us to the dealer manager of customary officers’ and secretary’s certificates as of the expiration date;

•	the delivery by us to the dealer manager of a “comfort letter” from our independent public accountants with respect to certain information contained in this exchange offer prospectus; and

•	the delivery by us to the dealer manager of legal opinions rendered by our counsel as of the expiration date.

          In addition, the exchange offer is also subject to the following conditions that must be satisfied or waived by us on or before the expiration date of the exchange offer:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

          These conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in the section will be final and binding upon all persons.

Extension, Amendment or Termination

          We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all Old Securities previously tendered and not accepted will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted by us.

          We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to and in accordance with applicable law, to:

•	waive any condition (other than those condition we have identified as conditions we cannot waive) or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent subject to and in accordance with applicable law;

•	terminate or withdraw the exchange offer if any condition to the exchange offer is not satisfied, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the exchange agent.

          We intend to accept for exchange any validly tendered Old Securities promptly after the expiration date of the exchange offer.

          If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

          If we make a change in the aggregate principal amount at maturity of Old Securities sought or the amount of consideration offered in the exchange offer, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes. Any waiver, amendment or modification will apply to all Old Securities tendered, regardless of when or in what order such Old Securities were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

          Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

          We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under “Conditions to the Exchange Offer” shall not have been satisfied. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your Old Securities in connection with the exchange offer, and any Old Securities you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Tendering Old Securities

How to Tender if You are a Beneficial Owner

          If you beneficially own Old Securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Old Securities, you should contact the registered holder promptly and instruct it to tender your Old Securities on your behalf.

How to Tender Generally

          To participate in the exchange offer, a holder must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date of the exchange offer.

In addition, the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such Old Securities into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

          To be validly tendered, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to the expiration date of the exchange offer.

          The tender by a holder that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this exchange offer prospectus and in the letter of transmittal.

          The method of delivery of Old Securities, the letter of transmittal and all other required documents to the exchange offer is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send the letter of transmittal or Old Securities to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

Tendering Through DTC’s Automated Tender Offer Program

          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Securities to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Old Securities that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

Signatures and Signature Guarantees

          If you are using a letter of transmittal or a notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Old Securities are tendered:

•	by a registered holder who has signed the letter of transmittal and the consideration to be received in the exchange offer is to be issued directly to such registered holder and such holder has not completed the section entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When You Need Endorsements or Powers of Attorney

          If the letter of transmittal is signed by a person other than the registered holder of any Old Securities, the Old Securities must be endorsed or accompanied by a properly completed power of attorney. The power of attorney must be signed by the registered holder as the registered holder’s name appears on the Old Securities. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the power of attorney.

          If the letter of transmittal or any Old Securities are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determination of Validity

          We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Securities. We reserve the absolute right to reject any and all Old Securities not validly tendered or any Old Securities whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Old Securities will not be considered to have been made until any defects or irregularities have been cured or waived. Any Old Securities received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned promptly by the exchange agent to the tendering owners promptly following the expiration date of the exchange offer.

Withdrawal of Tenders

          You may validly withdraw Old Securities that you tender at any time prior to the expiration date of the exchange offer, which is 12:00 midnight, New York City time, on December 7, 2004, unless we extend it. In addition, if not previously returned, you may withdraw any Old Securities that you tender that are not accepted by us for exchange after the expiration of 40 business days from November 8, 2004. For a withdrawal of Old Securities to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration date or, if not previously accepted by us, after the 40th business day from November 8, 2004, in both cases, at the address set forth on the back cover page of this exchange offer prospectus. Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Securities to be withdrawn;

•	identify the Old Securities to be withdrawn, including the name and number of the account at the applicable book entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the Old Securities into the name of the person withdrawing the tender.

          If we extend the exchange offer, are delayed in our acceptance for exchange or are unable to accept such Old Securities pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered Old Securities and such Old Securities may not be withdrawn except as otherwise provided in this exchange offer prospectus, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

          If you have tendered your Old Securities through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration date of the exchange offer.

          We will determine all questions as the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Old Securities withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no consideration will be issued in exchange for Old Securities unless corresponding Old Securities so withdrawn are validly retendered. Any Old Securities that have been tendered but that are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn Old Securities may be retendered by following one of the procedures described above under “Procedures for Tendering Old Securities” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Old Securities

          We will issue the exchange offer consideration upon the terms of the exchange offer and applicable law in exchange for Old Securities validly tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Securities or defectively tendered Old Securities with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent and an exchange will be deemed to have occurred. We will deposit the exchange offer consideration with the exchange agent. The exchange agent will act as your agent for the purpose of receiving exchange offer consideration from us and transmitting such exchange offer consideration to you.

          In all cases, the exchange offer consideration for Old Securities accepted for exchange by us pursuant to the exchange offer will be issued as soon as practicable after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the Old Securities into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering Old Securities — Tendering Through DTC’s Automated Tender Offer Program” above;

•	a properly transmitted agent’s message or a properly completed and duly signed letter of transmittal, or facsimile copy; and

•	any other documents required by the letter of transmittal.

          If we do not accept any Old Securities tendered for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such Old Securities to the account maintained at DTC from which the tendered Old Securities were delivered.

          Under no circumstances will we pay interest on the exchange offer consideration regardless of any delay in making such payment.

Return of Unaccepted Old Securities

          Any tendered Old Securities that are not accepted by us will be returned without expense to their tendering holder. In the case of Old Securities tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described above, such non-exchanged Old Securities will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Compliance With State Securities Laws

          We are making the exchange offer to all holders of outstanding Old Securities. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of Old Securities be accepted from or on behalf of, the holders of Old Securities residing in any such jurisdiction.

Foreign Securities Matters

          No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the New Securities or the shares of common stock into which they may be converted, or the possession, circulation or distribution of this exchange offer prospectus or any other material relating to us, the New Securities or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, neither the New Securities nor the shares of common stock issuable upon conversion thereof may be offered or sold, directly or indirectly, and neither this exchange offer prospectus nor any other offering material or advertisements in connection with the New Securities or our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This exchange offer prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this exchange offer prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this exchange offer prospectus, and the resale of the New Securities or the shares of common stock issuable upon conversion thereof.

Notice to Canadian Residents

Resale Restrictions

          The distribution of the New Securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of New Securities are made. Any resale of the New Securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. If you become a holder of New Securities, we advise you to seek legal advice prior to any resale of New Securities.

Representations of Purchasers

          By purchasing New Securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

          Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the New Securities, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the New Securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the New Securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the New Securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

          All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

          Canadian purchasers of New Securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the New Securities in their particular circumstances and about the eligibility of the New Securities for investment by the purchaser under relevant Canadian legislation.

Exchange Agent

          The Bank of New York has been appointed the exchange agent for the exchange offer. Letters of transmittal and any other required documents in connection with the exchange offer should be sent or delivered by each holder of Old Securities, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this exchange offer prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith. We maintain banking and trust relationships with the exchange agent in the normal course of business.

Information Agent

          Morrow & Co., Inc. has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this exchange offer prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this exchange offer prospectus.

Holders of Old Securities may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

          We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as dealer manager in connection with the exchange offer.

          We will pay the dealer manager customary fees for its services in connection with the exchange offer and will also reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this exchange offer prospectus.

          From time to time, the dealer manager and its affiliates have provided investment banking and other services to us for customary compensation. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the Old Securities. The dealer manager may from time to time hold Old Securities and shares of our common stock in its proprietary accounts, and, to the extent they own Old Securities in these accounts at the time of the exchange offer, the dealer manager may tender these Old Securities, although the dealer manager will not be paid a fee for Old Securities tendered by the dealer manager for its own account.

Other Fees and Expenses

          Tendering holders of Old Securities will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

          The principal solicitation is being made by mail. However, additional solicitations may be made by e-mail, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Anixter and its affiliates.

Transfer Taxes

          Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes. If, however:

•	New Securities are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered Old Securities;

•	the Old Securities are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange in connection with the exchange offer,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

          No appraisal or dissenters’ rights are available to holders of Old Securities under applicable law in connection with the exchange offer.

Subsequent Repurchases of Old Securities; Retirement of Old Securities

          Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire Old Securities, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the prices to be paid pursuant to the exchange offer and could be for cash or other consideration. Nothing contained in the exchange offer will prevent us or our affiliates from exercising rights under the indenture to defease or otherwise discharge our obligations thereunder with respect to the indenture and/or the Old Securities by depositing cash and/or securities with the trustee in accordance with the terms of the indenture.

DESCRIPTION OF THE NEW SECURITIES

          We will issue the New Securities under an indenture to be dated as of the exchange date, between us and The Bank of New York, as trustee. The following summarizes the material provisions of the New Securities and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the New Securities and the indenture. We refer you to the form of indenture, which contains a form of the New Securities, which is included as an exhibit to the registration statement of which this exchange offer prospectus is a part and is incorporated by reference herein.

          As used in this description, the words “we,” “us,” “our” or “Anixter” do not include any current or future subsidiary of Anixter International Inc.

General

          We will issue up to $378,135,000 aggregate principal amount at maturity of New Securities in exchange for the Old Securities in the Exchange Offer. The New Securities will mature on July 7, 2033. The principal amount at maturity of each New Securities is $1,000. Except as described below under “— Contingent Interest,” we will not make periodic payments of interest on the New Securities. The New Securities will be payable at the office of the paying agent, which initially will be an office or agency of the trustee or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

          The initial accreted principal amount of the New Securities will be deemed to equal the accreted principal amount of the Old Securities for which they are being exchanged on the exchange date. The accreted principal amount on any date will be equal to the sum of the initial accreted principal amount and accrued issue discount through that date. However, the New Securities will accrue issue discount while they remain outstanding. Issue discount is the difference between the initial accreted principal amount and the principal amount at maturity of a New Security. We will calculate the accrual of issue discount at a rate of 3.25% per annum on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. The issue discount will begin to accrue on the New Securities on the exchange date.

          We will take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. If, consistent with our position, there is no significant modification of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals of issue discount (as described above) on the New Securities and any contingent interest payments actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. See “Material United States Federal Income Tax Consequences” for more information.

          Maturity, conversion, purchase by us at the option of a holder or redemption of the New Securities at our option will cause issue discount and contingent interest, if any, to cease to accrue on such New Securities. We may not reissue a New Security that has matured or been converted, purchased by us at the holder’s option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such New Securities.

          New Securities may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee. We will not charge a service fee for any registration of transfer or exchange of New Securities.

Ranking of New Securities

          The New Securities are our unsecured and unsubordinated obligations. The New Securities rank (i) equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and (ii) effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of October 1, 2004, we had approximately $216 million of indebtedness outstanding (none of which was secured indebtedness), excluding indebtedness of our subsidiaries.

          In addition, we are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. Because claims by creditors of those subsidiaries would be senior to our equity interests in such subsidiaries, our indebtedness, including the New Securities, is structurally subordinated to the claims of such creditors. As of October 1, 2004, our consolidated subsidiaries had approximately $775 million in total liabilities, including $244 million in debt.

Conversion Rights

          Holders may surrender New Securities for conversion only if at least one of the conditions described below is satisfied. In addition, a New Security for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the New Securities may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. The conversion rate is currently 13.5584.

          The ability to surrender New Securities for conversion will expire at the close of business on July 6, 2033.

          Upon determination that holders of the New Securities are or will be entitled to convert their New Securities into cash and shares of common stock in accordance with the following provisions, we will promptly notify the holders of the New Securities thereof and post this information on our website or otherwise publicly disclose this information.

          Conversion Based on Common Stock Price. Holders may surrender New Securities for conversion if the sale price (as defined below) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. The accreted conversion price per share as of any day will equal the accreted initial principal amount of a New Security plus the accrued issue discount to that day, divided by the conversion rate on that day.

          The conversion trigger price per share of our common stock is equal to the accreted conversion price per share of common stock multiplied by 120%. The conversion trigger price for the fiscal quarter beginning July 1, 2033 is $88.51. The foregoing calculation of the conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

          Conversion Based on Credit Rating Downgrade. Holders may also surrender a New Security for conversion at any time when the rating assigned to the New Securities by Moody’s is B3 or lower, Standard & Poor’s is B+ or lower or Fitch is B+ or lower, the New Securities are no longer rated by either Moody’s or Standard & Poor’s, or the credit rating assigned to the New Securities has been suspended or withdrawn by either Moody’s or Standard & Poor’s.

          Conversion Based upon Notice of Redemption. A holder may surrender for conversion a New Security called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A New Security for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such New Securities, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

          A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. A “trading day” is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day. The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the New York Stock Exchange or such other principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

          Conversion Based upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a New Security may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a New Security into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Anixter or another person which the holder would have received if the holder had converted the holder’s New Securities immediately prior to the transaction. If such transaction also constitutes a change in control of Anixter, as defined in the indenture, the holder will be able to require us to purchase all or a portion of such holder’s New Securities as described under “— Change in Control Permits Purchase of New Securities by Anixter at the Option of the Holder.”

          The New Securities will also be convertible in the event that we make certain distributions resulting in an adjustment to the conversion rate as described under “— Conversion Adjustments” below.

          Payment. Upon conversion of New Securities, we will deliver, for each $1,000 principal amount at maturity of New Securities:

•	cash (the “cash amount”) in an amount equal to the lesser of (a) the accreted principal amount of the New Securities and (b) the product of the conversion rate multiplied by the average sale price of our common stock for the five consecutive trading days immediately following the conversion date (the “settlement stock price”); and

•	a number of shares of our common stock equal to (x) the conversion rate multiplied by the settlement stock price, minus (y) the cash amount, all divided by (z) the settlement stock price.

          In addition, we will pay cash in lieu of any fractional shares of common stock we would otherwise be required to deliver. Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent as soon as practicable following the fifth trading day immediately following the conversion date.

          Our delivery to the holder of the cash amount, the share amount and any cash payment for such holder’s fractional shares will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the New Securities; and

•	to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date of the Old Securities through the conversion date.

          As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

          If contingent cash interest is payable to holders of New Securities during any particular six-month period, and such New Securities are converted after the applicable record date therefore and prior to the next succeeding interest payment date, holders of such New Securities at the close of business on the record date will receive the contingent cash interest payable on such New Securities on the corresponding interest payment date notwithstanding the conversion. Such New Securities, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the New Securities so converted, unless such New Securities have been called for redemption, in which case no such payment shall be required.

          The conversion rate will not be adjusted for accrued issue discount or any contingent cash interest. Cash and a certificate for the number of full shares of common stock into which any New Security is converted, if any, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the fifth trading day immediately following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering New Securities for conversion, see “Material United States Federal Income Tax Consequences.”

          Conversion Adjustments. We will adjust the conversion rate for:

•	dividends or distributions on our common stock payable in our common stock or our other capital stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the then current sale price;

•	distributions to the holders of our common stock of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding any dividend, distribution or rights referred to above and any dividend or distribution paid exclusively in cash); in the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex- dividend trading” commences for such dividend or distribution on the NYSE or such other national or regional securities exchange or market on which the securities are then listed or quoted; and

•	dividends or distributions consisting exclusively of cash to all holders of our common stock, provided, however, that with respect to any cash distribution for which the ex-dividend date occurs after July 7, 2011, the conversion rate will be adjusted only if such cash dividend or distribution, together with all other cash dividends or distributions paid during the preceding 12-month period, are on a per share basis in excess of the sum of (i) 5% of the sale price of our common stock on the day preceding the date of declaration of such dividend or distribution and (ii) the quotient of the amount of any contingent interest paid on a New Security during such period divided by the conversion rate in effect on the contingent interest payment date.

          In the event we elect to make a distribution described in the third, fourth or fifth bullet of the preceding paragraph which, in the case of the fourth or fifth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of New Securities at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the New Securities may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place.

          No adjustment to the conversion rate or the ability of a holder of a New Securities to convert will be made if holders of New Securities will participate in the transaction without conversion or in certain other cases.

          If we were to implement a stockholders’ rights plan providing that, upon conversion of the New Securities, the holders of such New Securities will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

          The indenture permits us to increase the conversion rate from time to time. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred. However, any adjustment that would otherwise be required to be made but for the fact that such 1% threshold has not been met shall be carried forward and taken into account for the purposes of any subsequent adjustments.

          Holders of the New Securities may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend upon:

•	a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

•	an increase in the conversion rate at our discretion; or

•	failure to adjust the conversion rate in some instances.

          See “Material United States Federal Income Tax Consequences — Classification of New Securities — Constructive Dividends.”

Contingent Interest

          Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of New Securities during any six-month period from July 8 to January 7 or January 8 to July 7, commencing after July 7, 2011, if the average market price of a New Security for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals 120% or more of the sum of the initial accreted principal amount and accrued issue discount for such New Securities as of the day immediately preceding such six-month period.

          The contingent interest payable per New Security in respect of any six-month period in which contingent interest is payable will equal an annual rate of .25% of the average market price of a New Security for the five trading day measurement period.

          Contingent interest, if any, will accrue and be payable on the last day of the relevant six-month period to the holder of record of the New Securities as of the 15th day preceding the last day of the relevant six-month period. The issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

          The market price of a New Security on any date of determination means the average of the secondary market bid quotations per New Security obtained by the bid solicitation agent for $10 million principal amount at maturity of New Securities at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Securities,

then the market price of the New Securities will equal (1) the then applicable conversion rate of the New Securities multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

          The bid solicitation agent is The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New Securities.

          Upon determination that New Security holders will be entitled to receive contingent interest during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our website as soon as practicable.

Purchase of New Securities by Anixter at the Option of the Holder

          On the purchase dates of July 7, 2007, July 7, 2009, July 7, 2011, July 7, 2013, July 7, 2018, July 7, 2023 and July 7, 2028, holders may require us to purchase for cash any outstanding New Securities for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their New Securities for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

          The purchase price of a New Security will be:

•	$432.48 per New Security on July 7, 2007;

•	$461.29 per New Security on July 7, 2009;

•	$492.01 per New Security on July 7, 2011;

•	$524.78 per New Security on July 7, 2013;

•	$616.57 per New Security on July 7, 2018;

•	$724.42 per New Security on July 7, 2023; and

•	$851.13 per New Security on July 7, 2028.

          The purchase prices shown above are equal to the initial accreted principal amount plus accrued issue discount to the purchase date. For a discussion of the tax treatment, see “Material United States Federal Income Tax Consequences.”

          We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their New Securities.

          The purchase notice given by each holder electing to require us to purchase New Securities shall be given to the paying agent no later than the close of business on the business day immediately preceding the purchase date and must state:

•	if definitive New Securities in fully registered form have been issued, the certificate numbers of the holder’s New Securities to be delivered for purchase, or if not, such information as may be required under applicable DTC procedures;

•	the portion of the principal amount at maturity of New Securities to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Securities are to be purchased by us pursuant to the applicable provisions of the New Securities.

          A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of the New Securities being withdrawn;

•	if definitive New Securities in fully registered form have been issued, the certificate numbers of the New Securities being withdrawn, or if not, such information as may be required under applicable DTC procedures; and

•	the principal amount at maturity, if any, of the New Securities that remain subject to the purchase notice.

          In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a purchase of New Securities by us at the option of a holder.

          Our obligation to pay the purchase price of a New Security for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Securities, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price plus accrued and unpaid contingent interest, if any, on the New Securities to be paid promptly following the later of the purchase date or the time of delivery of the New Securities.

          If the paying agent holds money sufficient to pay the purchase price of and any accrued and unpaid contingent interest on the New Securities on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the New Securities will cease to be outstanding and issue discount on such New Securities will cease to accrue, whether or not the New Securities are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price and any accrued and unpaid contingent interest upon delivery of the New Securities.

          Our ability to purchase New Securities with cash may be limited by the terms of our then existing borrowing agreements, as well as the amount of funds available to us to fund any such purchases.

Redemption of New Securities at the Option of Anixter

          No sinking fund is provided for the New Securities. Prior to July 7, 2011, we will not have the option to redeem the New Securities. Beginning on July 7, 2011, we may redeem the New Securities for cash as a whole at any time, or in part from time to time. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of New Securities. New Securities or portions of New Securities called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

          The table below shows the redemption prices of a New Security on July 7, 2011, at each July 7 thereafter prior to maturity and at stated maturity on July 7, 2033. These prices reflect the initial accreted principal amount plus accrued issue discount to the redemption date. The redemption price of a New Securities redeemed between such dates would include an additional amount reflecting the additional issue discount accrued since the next preceding date in the table and until, but not including, the redemption date.

Redemption
Redemption Date	Price

July 7:

2011	$492.01

2012	$508.13

2013	$524.78

2014	$541.97

2015	$559.73

2016	$578.07

2017	$597.01

2018	$616.57

2019	$636.77

2020	$657.64

2021	$679.18

2022	$701.44

2023	$724.42

2024	$748.15

2025	$772.66

2026	$797.98

2027	$824.13

2028	$851.13

2029	$879.01

2030	$907.81

2031	$937.56

2032	$968.28

At Stated Maturity	$1,000.00

          If a redemption date occurs during a period when contingent interest is payable with respect to the New Securities, accrued and unpaid contingent interest to but excluding the date of redemption will be paid in addition to the redemption price.

          If we redeem less than all of the outstanding New Securities, the trustee will select the New Securities to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata, based on the ownership thereof, or by any other method selected by the trustee. If a portion of a holder’s New Securities is selected for partial redemption and the holder converts a portion of the New Securities, the converted portion will be deemed to be the portion selected for redemption.

Change in Control Permits Purchase of New Securities by Anixter at the Option of the Holder

          In the event of a change in control, as defined below, occurring on or prior to July 7, 2011 with respect to Anixter, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s New Securities in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such New Securities equal to the original accreted principal amount plus accrued issue discount to the purchase date.

          We will be required to purchase the New Securities no later than 35 business days after the occurrence of such change in control (a “change in control purchase date”).

          Within 15 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of New Securities at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that New Securities with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

          To exercise this right, the holder must deliver a written notice to the paying agent no later than the close of business on the change in control purchase date. The required purchase notice upon a change in control must state:

•	if definitive New Securities in fully registered form have been issued, the certificate numbers of the New Securities to be delivered by the holder, or if not, such information as may be required under applicable DTC procedures;

•	the portion of the principal amount at maturity of New Securities to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase the New Securities pursuant to the applicable provisions of the New Securities.

          A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the New Securities being withdrawn;

•	if certificated New Securities have been issued, the certificate numbers of the New Securities being withdrawn, or if not, such information as may be required under applicable DTC procedures; and

•	the principal amount at maturity, if any, of the New Securities that remain subject to a change in control purchase notice.

          Our obligation to pay the change in control purchase price for a New Security for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Securities, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such New

Securities to be paid promptly following the later of the change in control purchase date or the time of delivery of such New Securities.

          If the paying agent holds money sufficient to pay the change in control purchase price of the New Securities on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, issue discount on such New Securities will cease to accrue, whether or not the New Securities are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the New Securities.

          Under the indenture, a “change in control” of Anixter is deemed to have occurred at such time as:

•	any person, including its respective affiliates and associates, other than Anixter, its subsidiaries or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock and other capital stock with equivalent voting rights, or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

•	there shall be consummated any share exchange, consolidation or merger of Anixter pursuant to which the common stock would be converted into cash, securities or other property in which the holders of our common stock and other capital stock with equivalent voting rights immediately prior to the share exchange, consolidation or merger, have, directly or indirectly, less than a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

          For purposes of defining a change in control:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

          The indenture does not permit our board of directors to waive our obligation to purchase New Securities at the option of holders in the event of a change in control.

          In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a change in control purchase of New Securities by us at the option of a holder.

          The change in control purchase feature of the New Securities may in certain circumstances make more difficult or discourage a takeover of Anixter. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of Anixter by means of a merger, tender offer, solicitation or otherwise; or

•	part of a plan by management to adopt a series of anti-takeover provisions.

          Instead, the change in control purchase feature is a standard term contained in other New Securities offerings that have been marketed by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch, Pierce, Fenner & Smith Incorporated and us.

          We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the New Securities but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness. We may not purchase New Securities at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the New Securities, other than a default in the payment of the change in control purchase price with respect to the New Securities.

Merger and Sales of Assets by Anixter

          The indenture provides that we may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to another person, provided that:

•	the resulting, surviving or transferee person (if other than Anixter) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all obligations of Anixter under the New Securities and the indenture; and

•	Anixter or such successor person is not immediately thereafter in default under the indenture.

          Upon the assumption of the obligations of Anixter by such a person in such circumstances, subject to certain exceptions, Anixter will be discharged from all obligations under the New Securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to July 7, 2011 could constitute a change in control of Anixter permitting each holder to require Anixter or such successor person to purchase the New Securities of such holder as described above.

          With respect to the phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets, there is no precise, established definition of what constitutes “substantially all” under applicable law. Accordingly, the application of the provision above to a conveyance, transfer or lease of less than all of our properties and assets may be uncertain.

Events of Default

          The following are events of default for the New Securities:

(1) default in payment of the principal amount at maturity, redemption price, purchase price or change in control purchase price with respect to any New Securities when such becomes due and payable;

(2) default in payment of any contingent interest, which default continues for 30 days;

(3) our failure to comply with any of our other agreements in the New Securities or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the New Securities then outstanding, and our failure to cure (or obtain a waiver of) such default within 30 days after we receive such notice;

(4) default under (i) any indebtedness of Anixter or Anixter Inc. for borrowed money, (ii) any mortgage, indenture or other instrument under which there may be issued or by which there may be secured any indebtedness of Anixter or Anixter Inc. for borrowed money or (iii) any guarantee by Anixter or Anixter Inc., which default consists of a payment default at the stated maturity thereof or results in acceleration of such indebtedness, in an aggregate principal amount outstanding under all such indebtedness in excess of $25 million, unless such payment default is discharged or such acceleration is cured or waived within 30 days after written notice to Anixter from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the New Securities then outstanding;

(5) final unsatisfied judgments not covered by insurance aggregating in excess of $25 million rendered against Anixter or Anixter Inc. and not stayed, bonded or discharged within 60 days; or

(6) certain events of bankruptcy or insolvency affecting Anixter or Anixter Inc.

          If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the New Securities then outstanding may declare the issue price of the New Securities plus the issue discount on the New Securities accrued through the date of such declaration, and any accrued and unpaid contingent interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the New Securities plus the issue discount and any unpaid contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Book-Entry System

          The New Securities are represented by one or more global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the New Securities for all purposes under the indenture. Owners of beneficial interests in the New Securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be converted for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the New Securities, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and will not be entitled to any rights provided to the holders of New Securities under the global securities or the indenture. Anixter and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

          New Securities that are represented by one or more global securities will be exchangeable for New Securities represented by certificated securities in registered form with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

          DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Modification

          We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the New Securities with the consent of the holders of at least a majority in principal amount at maturity of the New Securities then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	alter the manner of calculation or rate of accrual of issue discount or contingent interest on any New Security or extend the time of payment;

•	make any New Security payable in money or securities other than that stated in the New Securities;

•	change the stated maturity of any New Security;

•	reduce the principal amount at maturity, accrued issue discount, initial accreted principal amount, contingent interest, redemption price, purchase price or change in control purchase price with respect to any New Security;

•	make any change that adversely affects the right of a holder to convert any New Securities;

•	make any change that adversely affects the right to require us to purchase a New Securities;

•	impair the right to receive payment with respect to the New Securities or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the New Securities; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

          Without the consent of any holder of New Securities, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the New Securities;

•	to add to our covenants for the benefit of the holders of the New Securities or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the New Securities and the indenture;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the New Securities under the Securities Act and the qualification of the New Securities under the Trust Indenture Act as contemplated by the indenture; and

•	to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of the holders of New Securities are not adversely affected in any material respect under the indenture.

          The holders of a majority in principal amount at maturity of the outstanding New Securities may, on behalf of the holders of all New Securities, (i) waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture and (ii) waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, initial accreted principal amount plus accrued issue discount, accrued and unpaid contingent interest, redemption price, purchase price or change in control purchase price or obligation to deliver shares of common stock upon conversion with respect to any New Security or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding New Security affected.

Discharge of the Indenture

          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding New Securities or by depositing with the trustee, the paying agent or the conversion agent, as applicable after the New Securities have become due and payable, whether at stated maturity, or any redemption date, any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding New Securities and paying all other sums payable under the indenture by us.

Calculations in Respect of New Securities

          We will be responsible for making all calculations called for under the New Securities. These calculations include, but are not limited to, determination of the average market prices of the New Securities and of our common stock and amounts of contingent interest payments, if any, payable on the New Securities. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Securities. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

          If a bankruptcy proceeding is commenced in respect of Anixter, the claim of the holder of a New Security is, under Title 11 of the United States Code, limited to the initial accreted principal amount of the New Securities plus that portion of the issue discount that has accrued from the date of issue to the commencement of the proceeding, plus accrued and unpaid contingent interest, if any. In addition, the holders of the New Securities are effectively subordinated to the indebtedness and other obligations of our subsidiaries.

Information Concerning the Trustee

          The Bank of New York is the trustee, registrar, paying agent, conversion agent and bid solicitation agent under the indenture. We maintain banking and trust relationships with the trustee in the normal course of business.

Governing Law

          The indenture and the New Securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which have been publicly filed with the SEC, and by the provisions of applicable Delaware law. See “Where You Can Find More Information.”

          Our authorized capital stock consists of:

•	100,000,000 shares of common stock, $1.00 par value; and

•	15,000,000 shares of Class B Preferred Stock, $1.00 par value.

          Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Class B Preferred Stock

          The board of directors has the authority, without action by the stockholders, to designate and issue Class B Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of Class B Preferred Stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effect might include, among other things:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of us without further action by stockholders.

          No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is National City Bank.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

          This discussion describes material U.S. federal income tax consequences of the exchange offer and of owning and disposing of the New Securities. This discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The discussion below applies to you only if you own Old Securities and acquire New Securities pursuant to the exchange offer. In addition, the discussion below applies to you only if you hold your Old Securities and New Securities as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions; insurance companies; regulated investment companies; dealers in securities or currencies; tax-exempt entities; persons holding Old Securities or New Securities in a tax-deferred or tax-advantaged account; shareholders in, or partners or beneficiaries of, an entity that is a holder of Old Securities or New Securities; U.S. Holders, as defined below whose functional currency is not the U.S. dollar; persons holding Old Securities or New Securities as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes; or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings.

          We do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address the U.S. federal estate, gift or alternative minimum tax consequences of the exchange offer or of the ownership or disposition of New Securities; any state, local or foreign tax consequences of the exchange offer or of the ownership or disposition of New Securities; or any federal, state, local or foreign tax consequences of owning or disposing of the common stock received upon a conversion of the New Securities.

          No statutory, administrative or judicial authority directly addresses the treatment of the exchange offer or of the ownership or disposition of the New Securities for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. Due to the absence of authority, our counsel has given its opinion solely as to the description of U.S. federal income tax laws contained herein, and has not expressed any opinion with respect to the underlying issues discussed herein or the positions expected to be taken.

          WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW SECURITIES AND THE COMMON STOCK IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

          For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of the Old Securities or New Securities who or which is a citizen or individual resident of the United States; a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate if its income is subject to U.S. federal income taxation regardless of its source; or a trust if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of its substantial decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A “Non-U.S. Holder” is a holder of Old Securities or New Securities (other than a partnership) that is not a U.S. Holder.

Characterization of the Exchange of Old Securities for New Securities

          Under current Treasury Regulations, the exchange of Old Securities for New Securities will be treated as an exchange in which gain or loss might be recognized in whole or part for U.S. federal income tax purposes (which we will refer to as a Tax Exchange) only if, taking into account the differences between the economic and legal terms of the Old Securities and the New Securities and the payment of the exchange fee, there is deemed to be a “significant” modification of the Old Securities.

          In general, the Treasury Regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Because there is no authority interpreting the Treasury Regulations with respect to an exchange offer similar to this exchange offer, their application to an exchange of Old Securities for New Securities is unclear. Nevertheless, we will take the position that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of the exchange fee will not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. Our position is based on the opinion of our tax counsel, Schiff Hardin LLP, that such exchange should not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the New Indenture governing the New Securities to treat the exchange, and payment of the exchange fee, as not constituting a Tax Exchange. That position, however, is subject to considerable uncertainty and could be challenged by the IRS.

Treatment of the Exchange for U.S. Holders

     Treatment if no Tax Exchange

          If, consistent with our position and the opinion of our tax counsel, the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities, the exchange will not be treated as a Tax Exchange and the New Securities will be treated as a continuation of the Old Securities. In that case, apart from the receipt of the exchange fee (see discussion below), there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges Old Securities for New Securities pursuant to the exchange offer, and any such U.S. Holder will have the same adjusted tax basis and holding period in the New Securities as it had in the Old Securities immediately before the exchange.

        U.S. Holders will continue to be subject to the same rules governing the treatment of contingent payment debt instruments (which we refer to as the CPDI Regulations) as were applicable to the Old Securities. Among other things, pursuant to those regulations, a U.S. Holder of the New Securities is required to accrue interest income on the New Securities, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Under that approach, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes (referred to elsewhere in this exchange offer prospectus as “issue discount”) and in excess of any contingent interest payments actually received in that year. Pursuant to the terms of the New Indenture relating to the New Securities, you agree to treat the New Securities as debt subject to the CPDI Regulations, and to continue to accrue interest in the same manner and amounts as for the Old Securities.

     Treatment if Tax Exchange

          There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the Old Securities. If, contrary to our position and the opinion of our tax counsel, the exchange of the Old Securities for New Securities constitutes a significant modification of the Old Securities, the exchange will be treated as a Tax Exchange and the result on U.S. Holders are not entirely clear.

        Possible Treatment as Recapitalization. Although not free from doubt, we would take the position that a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. If such a Tax Exchange were instead a recognition event, a U.S. Holder could be required to recognize ordinary income in an amount equal to the excess of the fair market value of the New Securities received in the exchange over the U.S. Holder’s adjusted tax basis in the Old Securities (which excess could be substantial in the case of a U.S. Holder who purchased the Old Securities in the initial offering).

          Whether such an exchange qualifies as a recapitalization depends on, among other things, whether the Old Securities and the New Securities constitute “stock” or “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the Old Securities are securities are unclear. The term “security” is not defined in the Internal Revenue Code of 1986, as amended (the “Code”) or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact on security treatment of put and call features of the type included in the Old Securities. Nevertheless, Anixter believes that the Old Securities constitute securities for U.S. federal income tax purposes.

          The rules for determining whether instruments such as the New Securities are equity or debt for U.S. federal income tax purposes are complex, depending upon the terms of the instruments and all surrounding facts and circumstances. Although the application of those rules to the New Securities is unclear, if the exchange is treated as a Tax Exchange, it is possible (based, in part, on the conversion feature of the New Securities and the degree by which the market value of the New Securities at the time of the exchange exceeds the principal amount thereof) that the New Securities constitute equity for U.S. federal income tax purposes and, consequently, stock for U.S. federal income tax purposes. If, on the other hand, the New Securities are characterized as debt instruments for U.S. federal income tax purposes, a determination would need to be made whether the New Securities constitute “securities” for U.S. federal income tax purposes. Although, as mentioned above, a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact on security treatment of put and call features of the type included in the New Securities. In either case, Anixter believes that the New Securities constitute stock or securities for U.S. federal income tax purposes. If both the Old Securities and the New Securities constitute stock or securities for U.S. federal income tax purposes, any Tax Exchange of the Old Securities for New Securities should qualify as a recapitalization.

          The proper application of the recapitalization rules to a debt instrument subject to the CPDI Regulations is unclear. If the exchange of the Old Securities for New Securities is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, Anixter believes that a U.S. Holder will nevertheless recognize gain on the exchange of Old Securities for New Securities to the extent of the lesser of (i) the excess of the issue price of the New Securities (generally, their fair market value as of the exchange date) over the U.S. Holder’s adjusted tax basis in the Old Securities and (ii) the fair market value of the excess of the principal amount of the New Securities over the principal amount of the Old Securities. (If the New Securities are characterized as equity for U.S. federal income tax purposes, then a U.S. Holder should not recognize any gain on such a recapitalization, although this position is not free from doubt.) A U.S. Holder’s adjusted tax basis in the Old Securities generally will be its initial purchase price for the Old Securities, increased by any interest income previously accrued by the U.S. Holder with respect to the Old Securities (determined without regard to any positive or negative adjustments to such interest accruals under the CPDI Regulations), decreased by the amount of any projected payments actually made on the Old Securities, and increased or decreased by the amount of any positive or negative adjustments, respectively, that the U.S. Holder was required to make as a result of having purchased the Old Securities at a price other than their adjusted issue price. Any gain recognized on the exchange will be treated as ordinary interest income. Any loss realized by a U.S. Holder on the exchange of Old Securities for New Securities will not be recognized. A U.S. Holder’s basis in any New Securities received in the exchange will equal its basis in the Old Securities, increased by the amount of any gain recognized on the exchange. A U.S. Holder’s holding period for the New Securities will include its holding period for the Old Securities exchanged therefore. The IRS could, however, take positions contrary to the foregoing discussion, in which case the amount, timing and character of a U.S. Holder’s income, gain or loss from such a recapitalization could differ materially from that described above.

          Treatment if not a Recapitalization. If the exchange of the Old Securities for New Securities is treated as a Tax Exchange, but contrary to our belief the Old Securities or the New Securities are not treated as stock or securities for U.S. federal income tax purposes, then the Tax Exchange will not qualify as a recapitalization, and an exchanging U.S. Holder would be treated as having engaged in a taxable disposition of the Old Securities for property with a fair market value equal to the fair market value of the New Securities, with the U.S. federal income tax consequences described in the registration statement relating to the Old Securities, including, generally, the recognition of ordinary income or loss equal to the difference in a U.S. Holder’s adjusted tax basis in the Old Securities and the fair market value of the New Securities.

Classification of New Securities

          As stated above, the rules for determining whether instruments such as the New Securities are equity or debt for U.S. federal income tax purposes are complex, depending upon the terms of the instruments and all surrounding facts and circumstances. Although the application of those rules to the New Securities is unclear, if, contrary to our position and the opinion of our tax counsel, the exchange is treated as a Tax Exchange (regardless of whether it is treated as a recapitalization), it will be necessary to consider the treatment of the New Securities, including whether the New Securities should be treated as equity or debt.

          Treatment if New Securities are Equity. If the New Securities are treated as equity, then distributions to a U.S. Holder with respect to the New Securities will generally be treated as a dividend to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the New Securities, and thereafter as gain from the sale or exchange of the New Securities. Any such dividends will be treated as ordinary income. U.S. Holders may not be able to satisfy certain holding period requirements for the dividends received deduction in the case of corporate U.S. Holders or special reduced rates applicable to taxable years beginning before January 1, 2009 for dividends in the case of individual U.S. Holders.

          Anixter will generally not pay cash dividends on the New Securities. Instead, issue discount (as opposed to contingent interest or original issue discount) will accrete and be added to the redemption price for the New Securities. If the New Securities are treated as equity, then the accretion of issue discount on the New Securities may be treated as giving rise to constructive distributions that are required to be included in income on a current basis in advance of the receipt of cash. U.S. Holders should consult their own tax advisors with respect to the possible application of these rules.

          Upon the sale, exchange or other disposition of New Securities (other than by redemption or by conversion, which are discussed separately below), a U.S. Holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the U.S. Holder’s adjusted tax basis in its New Securities. This gain or loss will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder has held its New Securities for more than one year. The deductibility of capital losses is subject to limitations.

          A redemption of New Securities for cash will be a taxable event for U.S. Holders. A redemption of New Securities will be treated as a dividend to the extent of our current and accumulated earnings and profits, unless the redemption results in a complete termination of the U.S. Holder’s stock interest in us, results in a substantially disproportionate redemption of stock with respect to the U.S. Holder, or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether the redemption is treated as a dividend, shares considered to be owned by the U.S. Holder of New Securities by reason of certain attribution rules, as well as shares actually owned by the U.S. Holder, must be taken into account. If the redemption does not satisfy any of these three tests, then the entire amount received will be taxable as a distribution taxable as a dividend, as determined under the rules described above. In that case, the U.S. Holder’s tax basis in the redeemed New Securities will be allocated to the U.S. Holder’s remaining New Securities or shares of our stock, if any. If the redemption satisfies any of these three tests, the redemption will be treated as a sale or exchange of the New Securities that results in capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the New Securities redeemed.

          A U.S. Holder of New Securities that converts the New Securities generally will not recognize gain or loss on the receipt of common stock, except that the receipt of cash in the conversion will result in either (1) a U.S. Holder recognizing any capital gain in an amount equal to the lesser of (a) the difference between the amount of cash and the fair market value of the common stock received on the one hand, and the U.S. Holder’s adjusted tax basis in the New Securities converted on the other hand, and (b) the amount of cash received, or (2) a distribution taxable as a dividend, as determined under the rules described above. Generally, any gain recognized upon conversion of the New Securities will be long-term capital gain if the U.S. Holder’s holding period for the New Securities is more than one year at the time of conversion.

          A U.S. Holder’s tax basis in the common stock received upon the surrender of the New Securities for conversion will equal the U.S. Holder’s tax basis in its New Securities as of the time of the conversion, increased by the amount of any gain recognized and reduced by the amount of cash received. A U.S. Holder’s holding period in the common stock received upon conversion will generally include its holding period in respect of the converted New Securities.

          Treatment if New Securities are Indebtedness. If, contrary to our position, the exchange of the Old Securities for the New Securities is treated as a Tax Exchange, but the New Securities are characterized as debt for U.S. federal income tax purposes, then Anixter would need to determine whether the New Securities constitute debt instruments that are subject to the CPDI Regulations. Whether the New Securities are subject to the CPDI Regulations depends, in part, on whether the contingency with respect to the payment of contingent interest is remote and whether the amount of such contingent interest is incidental. U.S. Holders are encouraged to consult their own tax advisors regarding the consequences to them of the ownership, sale, exchange, conversion or redemption of New Securities if the exchange is treated as a Tax Exchange and the New Securities are characterized as debt for U.S. federal income tax purposes. Note, in particular, that if the New Securities are treated as subject to the CPDI Regulations, then Anixter would need to determine the comparable yield for the New Securities and provide the U.S. Holders with a projected payment schedule for the New Securities, and the U.S. Holders would be subject to such consequences with respect to the New Securities as are consistent with the description of the CPDI Regulations contained in the registration statement relating to the Old Securities, including, among other things, a requirement that a U.S. Holder accrue interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes and in excess of any contingent interest payments actually received by it in that year, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Such accrual would also be substantially in excess of the amounts required to be accrued under the Old Securities. The CPDI Regulations include special rules that are applicable to U.S. Holders whose basis in a contingent payment debt instrument is different from the adjusted issue price of the debt instrument.

Constructive Dividends

          Without regard to whether a Tax Exchange of the Old Securities for New Securities is considered to have occurred, or whether the New Securities are treated as equity or debt for U.S. federal income tax purposes (as discussed above), if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Securities, the conversion rate of the New Securities is increased, there is a significant risk that such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the New Securities. It is not clear whether a constructive dividend would be eligible for the dividends received deduction in the case of corporate U.S. Holders or for special reduced rates for dividends in the case of individual U.S. Holders.

Exchange Fee

          We will treat payment of the exchange fee as consideration to holders for participating in the exchange offer. In that case, such payment would result in ordinary income to U.S. Holders participating in the exchange offer and we will report such payments to U.S. Holders and the IRS for information purposes in accordance with such treatment.

Additional Considerations for Non-U.S. Holders

          Treatment if no Tax Exchange. If, consistent with our position and the opinion of our tax counsel, the exchange of Old Securities for New Securities is not treated as a Tax Exchange, then, as discussed above, the New Securities will be treated as a continuation of the Old Securities and, apart from the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who exchanges Old Securities for New Securities pursuant to the exchange offer. In that case, a Non-U.S. Holder generally should have the same U.S. federal income tax consequences as would have arisen if it continued to hold the Old Securities, including the withholding and other consequences described in the registration statement relating to the Old Securities.

          Treatment if Tax Exchange. If, contrary to our position and the opinion of our tax counsel, the exchange of the Old Securities for New Securities constitutes a significant modification of the Old Securities, the exchange will be treated as a Tax Exchange. In that case, any gain realized by a Non-U.S. Holder on the Tax Exchange will be eligible for exemption from U.S. federal income or withholding tax to the same extent as described in the registration statement relating to the Old Securities for any other sale or exchange of the Old Securities.

          In addition, in the case of a Tax Exchange, the following consequences would apply to the ownership, sale, exchange, conversion or redemption of the New Securities by a Non-U.S. Holder: Payments of dividends (as described above under “Treatment of the Exchange for U.S. Holders — Constructive Dividends”), if applicable, as well as any constructive distributions or constructive dividends, made to Non-U.S. Holders will be subject to withholding at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of an IRS Form W-8ECI (or successor form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax.

          All other payments on the New Securities made to a Non-U.S. Holder, including a payment in cash or common stock pursuant to a conversion, and any gain realized on a sale or exchange of the New Securities, will be exempt from U.S. income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE); and (v) we are not and have not been a United States real property holding corporation.

          The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of New Securities certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and such other information as the form may require.

          If a Non-U.S. Holder of New Securities engaged in a trade or business in the United States, and if dividends or interest (as applicable) on the New Securities is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such dividends or interest and on any gain realized on the sale or exchange of the New Securities in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

          Exchange Fee. We intend to withhold U.S. federal tax rate of 30% on the payment of the exchange fee to a Non-U.S. Holder participating in the exchange offer. A Non-U.S. Holder may be eligible for a reduced rate of withholding if an income tax treaty applies and such Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or a suitable substitute form).

Information Reporting and Backup Withholding

          Payments of interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Securities) or dividends, if any, made by us, or of the proceeds of the sale or other disposition or retirement of the New Securities or shares of common stock with respect to certain noncorporate holders, may be subject to information reporting, and U.S. federal backup withholding tax at the rate then in effect may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the recipient’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

LEGAL MATTERS

          Certain legal matters relating to the validity of the New Securities and the common shares issuable upon conversion of the New Securities were passed upon for us by John A. Dul, our Vice President — General Counsel, and certain federal income tax matters were passed upon for us by Schiff Hardin LLP, Chicago, Illinois.

EXPERTS

          The consolidated financial statements and schedules of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended January 2, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-4 under the Securities Act with the SEC in connection with this exchange offer. This exchange offer prospectus is part of the registration statement and does not contain all of the information contained in the registration statement and all of the exhibits filed with the registration statement. For further information about us, the New Securities and the common stock, please see the registration statement and the exhibits filed with the registration statement. Summaries in this exchange offer prospectus of the contents of any agreement or other document filed as an exhibit to this registration statement are not necessarily complete. In each instance, please refer to the copy of the agreement or other document filed as an exhibit to the registration statement.

          We have filed and will file reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy this information at the following SEC public reference room:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

          You may also obtain copies of this information by mail from the public reference room at the above address, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference room.

          The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Anixter, who file electronically with the SEC. The address of that site is www.sec.gov.

          The Commission allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. We consider the information incorporated by reference to be a part of this exchange offer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below.

•	Our annual report on Form 10-K for the fiscal year ended January 2, 2004.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2004.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended July 2, 2004.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2004.

•	Our current report on Form 8-K filed on October 5, 2004.

•	Our current report on Form 8-K filed on October 6, 2004.

•	Our current report on Form 8-K filed on November 15, 2004.

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 29, 1969, and any amendment or report filed for the purpose of updating such description.

          All documents filed by us with the SEC under Sections 13(a), 14 and 15(d) of the Exchange Act from the date of this exchange offer prospectus to the end of the offering of the New Securities under this document (other than current reports furnished, rather than filed, under Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this exchange offer prospectus.

          Any statements made in this exchange offer prospectus or in a document incorporated or deemed to be incorporated by reference in this exchange offer prospectus will be deemed to be modified or superseded for purposes of this exchange offer prospectus to the extent that a statement contained in this exchange offer prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this exchange offer prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this exchange offer prospectus.

          You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Anixter International Inc.
2301 Patriot Blvd.
Glenview, Illinois 60026
Attention: Treasurer
Telephone: 224-521-8000

          In order to obtain timely delivery, you must request information no later than November 30, 2004.

          You should rely only on the information incorporated by reference or provided in this exchange offer prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this exchange offer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The exchange agent for the exchange offer is:

The Bank of New York

By Facsimile (Eligible Institutions only): (212) 298-1915 By Telephone: (212) 298-5098	By Mail, Hand or Overnight Delivery: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, N.Y. 10286 Attn: Randolph Holder

Questions, requests for assistance and requests for additional copies of this exchange offer prospectus
and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor
New York, New York 10022
E-mail: axe.info@morrowco.com
Noteholders, Please Call (800) 607-0088
Banks and Brokerage Firms, Please Call (800) 654-2468
All Others Call Collect: (212) 754-8000

The dealer manager for the exchange offer is:

Merrill Lynch & Co.

4 World Financial Center, 7th Floor
New York, NY 10080
Attn: Liability Management Group
Call Toll Free: 1-888-654-8637
Or Call: 212-449-4914 (collect)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

          Article Ninth of our Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

          Article IX of our By-laws provides that we will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (meaning one brought by or on behalf of the corporation), indemnification may be made only for expenses (including attorney’s fees), actually and reasonably incurred by such person in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine, upon application, that such person is fairly and reasonably entitled to indemnity for such expenses, despite such adjudication of liability but in view of all the circumstances in the case.

          Our By-laws also permit us to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, regardless of whether the By-laws would permit indemnification. We currently maintain such liability insurance for our officers and directors.

          We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Restated Certificate of Incorporation and Bylaws.

Item 21.	Exhibits and Financial Statement Schedules

          The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

1.1	Form of Dealer Manager Agreement*
3.1	Restated Certificate of Incorporation of Anixter International Inc., filed with Secretary of the State of Delaware on September 29, 1987 and Certificate of Amendment thereof, filed with the Secretary of the State of Delaware on August 31, 1995 (Incorporated by reference from Anixter International Inc. Annual Report on Form 10-K for the year ended December 31, 1995, Exhibit 3.1)
3.2	By-laws of Anixter International Inc. as amended through November 21, 2002. (Incorporated by reference from Anixter International Inc. Annual Report on Form 10-K for the year ended January 3, 2003, Exhibit 3.2)
4.1	Form of Indenture by and between Anixter International Inc. and Bank of New York, as Trustee, with respect to the Zero Coupon Convertible Notes due 2033*
4.2	Form of Zero Coupon Convertible Note due 2033 (included in Exhibit 4.1)
4.3	Indenture, dated as of July 7, 2003, by and between Anixter International Inc. and Bank of New York, as Trustee (Incorporated by reference from Anixter International Inc. Registration Statement on Form S-3, filed on September 15, 2003, Exhibit 4.1)
4.4	Form of Liquid Yield Option Note due 2033 (Incorporated by reference from Anixter International Inc. Registration Statement on Form S-3, filed on September 15, 2003, Exhibit 4.2)
5.1	Opinion of John A. Dul
8.1	Opinion of Schiff Hardin LLP as to certain U.S. federal income tax matters
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm
23.2	Consent of John A. Dul (included in Exhibit 5.1)
23.3	Consent of Schiff Hardin LLP (included in Exhibit 8.1)
24.1	Power of Attorney of certain directors and officers of Anixter International Inc.*
25.1	Statement of Eligibility of Trustee on Form T-1*
99.1	Letter of Transmittal*
99.2	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients*

*	Previously filed

Item 22.	Undertakings

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Anixter’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the exchange offer prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenview, State of Illinois, on this 30th day of November, 2004.

ANIXTER INTERNATIONAL INC.
(REGISTRANT)

By:	/s/ DENNIS J. LETHAM

Dennis J. Letham
Senior Vice President — Finance
and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert W. Grubbs	Chief Executive Officer and President (Principal Executive Officer)	November 30, 2004

* Dennis J. Letham	Senior Vice President — Finance (Chief Financial Officer)	November 30, 2004

* Terrance A. Faber	Vice President — Controller (Chief Accounting Officer)	November 30, 2004

* Lord James Blyth	Director	November 30, 2004

* Robert L. Crandall	Director	November 30, 2004

* Robert W. Grubbs	Director	November 30, 2004

* F. Philip Handy	Director	November 30, 2004

* Melvyn N. Klein	Director	November 30, 2004

* George Muñoz	Director	November 30, 2004

* Stuart M. Sloan	Director	November 30, 2004

Signature		Title	Date

* Thomas C. Theobald		Director	November 30, 2004

* Mary Agnes Wilderotter		Director	November 30, 2004

* Matthew Zell		Director	November 30, 2004

* Samuel Zell		Director	November 30, 2004

*By:	/s/ DENNIS J. LETHAM Dennis J. Letham Attorney-in-Fact		November 30, 2004

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

1.1	Form of Dealer Manager Agreement*
3.1	Restated Certificate of Incorporation of Anixter International Inc., filed with Secretary of the State of Delaware on September 29, 1987 and Certificate of Amendment thereof, filed with the Secretary of the State of Delaware on August 31, 1995 (Incorporated by reference from Anixter International Inc. Annual Report on Form 10-K for the year ended December 31, 1995, Exhibit 3.1)
3.2	By-laws of Anixter International Inc. as amended through November 21, 2002. (Incorporated by reference from Anixter International Inc. Annual Report on Form 10-K for the year ended January 3, 2003, Exhibit 3.2)
4.1	Form of Indenture by and between Anixter International Inc. and Bank of New York, as Trustee, with respect to Zero Coupon Convertible Notes due 2033*
4.2	Form of Zero Coupon Convertible Note due 2033 (included in Exhibit 4.1)
4.3	Indenture, dated as of July 7, 2003, by and between Anixter International Inc. and Bank of New York, as Trustee (Incorporated by reference from Anixter International Inc. Registration Statement on Form S-3, filed on September 15, 2003, Exhibit 4.1)
4.4	Form of Liquid Yield Option Note due 2033 (Incorporated by reference from Anixter International Inc. Registration Statement on Form S-3, filed on September 15, 2003, Exhibit 4.2)
5.1	Opinion of John A. Dul
8.1	Opinion of Schiff Hardin LLP as to certain U.S. federal income tax matters
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm
23.2	Consent of John A. Dul (included in Exhibit 5.1)
23.3	Consent of Schiff Hardin LLP (included in Exhibit 8.1)
24.1	Power of Attorney of certain directors and officers of Anixter International Inc.*
25.1	Statement of Eligibility of Trustee on Form T-1*
99.1	Letter of Transmittal*
99.2	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients*

*	Previously filed